SORL ANNOUNCES New Executive Board Member

ZHEJIANG, China, April 1, 2014 -- SORL Auto Parts, Inc. (NASDAQ: SORL) ("SORL" or "the Company"), a leading supplier of brake and control systems to the global commercial vehicle industry, today announced the appointment of Ms. Shuping Chi as the Company’s Executive Board Member, effective immediately. Mr. Jung Kang Chang resigned as a Board member and from his management position in the international department for personal reasons, effective March 20, 2014.

Ms. Chi has more than 30 years of experience in the auto parts industry. She is a shareholder of SORL Auto Parts Inc., holding 5.9% of the total shares outstanding. Ms. Chi is also one of the founders of Ruili Group Co., Ltd. and she is the wife of Mr. Xiaoping Zhang, Chairman of Board of the Company. Ms. Chi has served as Vice Chairman of the Board of Ruili Group Co., Ltd. since July 1979.

Mr. Xiaoping Zhang, Chief Executive Officer and Chairman of the Board of the Company, said "We thank Jung Kang Chang for his contributions during an important growth period in SORL’s history. We wish him well in his future endeavors. Ms. Chi has demonstrated that her experience in the auto parts industry will ensure a smooth succession. We look forward to Ms. Chi’s continuing contributions to the Company as our new Executive Board Member."

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake system, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake system and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about the Company’s proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company’s management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company’s control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Raymond Lin
86+13967776556
86+577+65817721
Email: ljf@sorl.com.cn

Phyllis Huang
86+15167705972
86+577+65817721
Email: Phyllis@sorl.com.cn

Kevin Theiss
Grayling
+1 646 284 9409
Email: kevin.theiss@grayling.com